FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of May 16, 2013, to the Custody Agreement, originally made and entered into as of  January 4, 2013, (the "Agreement"), is entered into by and between ADVISORS PREFERRED TRUST, a Delaware statutory trust, (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add an additional series, the Gold Bullion Strategy Fund; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS PREFERRED TRUST

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Catherine Ayers-Rigsby

By: /s/ Michael R. McVoy

Printed Name: Catherine Ayers-Rigsby

Printed Name: Michael R. McVoy

Title:

President

Title: Senior Vice President

Amended Exhibit B

to the

Custody Agreement – Advisors Preferred Trust (Fund Names)

Name of Series

OnTrack Core Fund

The Gold Bullion Strategy Fund

Gold Bullion - 2013